Exhibit 99.3

cbdMD Announces Closing of $2.8 Million Underwritten Public Offering of Common Stock

CHARLOTTE, NC - May 3, 2023 - cbdMD®, Inc. (NYSE American: YCBD) (NYSE American: YCBDpA), one of the nation's leading CBD companies, today announced the closing of its previously announced underwritten public offering of 1,350,000 shares of its common stock at a public offering price of $2.10 per share. Gross proceeds from the offering before deducting underwriting discounts and commissions and offering expenses were approximately $2.8 million.

Maxim Group LLC acted as sole book-running manager for the offering.

The public offering was made pursuant to an effective shelf registration statement on Form S-3 (File No. 333-264143), previously filed with the U.S. Securities and Exchange Commission (SEC) on April 5, 2022 and declared effective on April 21, 2022. The shares of common stock were offered only by means of a prospectus and prospectus supplement that form part of the effective registration statement. A final prospectus supplement describing the terms of the public offering has been filed with the SEC and is available on the SEC's website located at www.sec.gov. Electronic copies of the final prospectus supplement and accompanying prospectus relating to the public offering may also be obtained by contacting Maxim Group LLC, 300 Park Avenue, New York, NY 10022, or by telephone at (212) 895-3745.

This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About cbdMD

cbdMD, Inc. is one of the leading and most highly trusted and recognized hemp-derived cannabidiol (CBD) brands with a comprehensive line of U.S. produced, THC-free CBD products as well as Full Spectrum and Delta 9 THC products. The cbdMD brand currently includes high-quality, premium CBD products including tinctures, gummies, topicals, capsules, sleep aids and more. The Company's Paw CBD brand includes formulated pet products including tinctures, chews and topicals in varying strengths. To learn more about cbdMD and the complete line of products, please visit www.cbdmd.com.

Contact Information:

cbdMD, Inc.

Ronan Kennedy, Interim CEO & CFO

+1 (704) 445-3064

IR@cbdmd.com